[LOGO OF VIRGINIA FINANCIAL GROUP, INC. APPEARS HERE]

NEWS RELEASE

FOR IMMEDIATE RELEASE

Contact:

Jeffrey W. Farrar

Executive Vice President and CFO

(540) 829-1603

farrarj@vfgi.net

VIRGINIA FINANCIAL GROUP, INC.

ANNOUNCES GROWTH IN FIRST QUARTER EARNINGS AND

INCREASE IN QUARTERLY DIVIDEND

Staunton and Culpeper, VA-Virginia Financial Group, Inc.(NASDAQ: VFGI) today reported first quarter 2003 earnings of $3.3 million, an increase of 4.2% compared to earnings of $3.2 million for the first quarter in 2002. Diluted earnings per share for the first quarter of 2003 were $.46 per share, an increase of 7.0% compared with $.43 per share reported in the first quarter of 2002.

VFGI’S earnings for the first quarter produced an annualized return on average assets of 1.20% and an annualized return on average realized equity of 12.35%, compared to prior year ratios of 1.24% and 12.19%, respectively. These key performance indicators compare favorably to VFGI’s regional peer group.

Earnings Growth Attributed To Non-interest Income Growth

Total noninterest income was $3.7 million for the first quarter of 2003, an increase of 27.9% compared with the same period in 2002. This increase was primarily driven by service charges on deposits and fees from mortgage banking operations.

Income from service charges on deposit accounts totaled $1.3 million for the quarter, an increase of 66.4% compared with the same period in 2002. This increase resulted from growth in deposit accounts, improved fee structure and higher transaction volume.

Mortgage banking income totaled $1.1 million for the first quarter of 2003, an increase of $377 thousand or 55.0% compared to mortgage banking income from the first quarter last year. This substantial increase resulted from the high volume of mortgage origination activity during the quarter and resulting increases in origination fee income. In the first quarter, VFGI originated mortgages of $62.3 million, up 15.1% compared to first quarter 2002.

Balance Sheet Growth Also Contributed to Earnings

Tax equivalent net interest income amounted to $10.9 million for the quarter, an increase of $502 thousand or 4.8% over the same period in 2002. This improvement was attributable to growth in average earning assets. Average earning assets increased to $1.03 billion, an increase of $60.0 million or 6.2% from $968.2 million in 2002. The Company’s net interest margin decreased moderately to 4.27% for the quarter, compared to 4.32% for the first quarter of 2002. VFGI ended the quarter with assets of $1.14 billion, an increase of $84.5 million or 8.0% compared to the end of first quarter 2002.

Asset Quality Remains Strong

VFGI’s credit quality continues to be sound, comparing favorably to its regional peer group. VFGI’s ratio of non-performing assets to loans and other real estate owned amounted to .28% compared to .45% for the first quarter of 2002. Net charge-offs for the quarter were $135 thousand, a decrease from $223 thousand for the first quarter of 2002. Net charge-offs as a percentage of average loans receivable amounted to .02%, compared to .03% for the first quarter of 2002. The allowance for loan losses remains at 1.31% of gross loans, up from 1.27% in 2002.

Dividend Increase

The Board of Directors declared an increase in the Company’s quarterly dividend to $.19 per share, representing an increase of 5.6% over the $.18 paid in the second quarter of 2002. The new annualized rate of $.76 per share represents a yield of 2.6% on VFGI’s recent closing price of $29.50.

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VFGI is the holding company for Planters Bank & Trust Company of Virginia – in Staunton; Second Bank & Trust – in Culpeper; Virginia Heartland Bank – in Fredericksburg and Virginia Commonwealth Trust Company – in Culpeper. The organization maintains a network of twenty-nine full service branches serving a contiguous market through the Shenandoah Valley and central and northern central Virginia.

VFGI’s Planters Bank & Trust affiliate anticipates a third quarter opening of its new branch at Parkway Avenue and Goosecreek Rd. in Fishersville, Virginia. VFGI’s Second Bank & Trust affiliate has opened its loan production office at 1807 Seminole Trail, Charlottesville, Virginia. VFGI’s Virginia Heartland Bank affiliate has identified a site on Route 208 in Spotsylvania County for a new branch to open in early 2004.

This press release contains forward-looking statements as defined by federal securities laws. These statements may address certain results that are expected or anticipated to occur or otherwise state the company’s predictions for the future. These particular forward-looking statements and all other statements that are not historical facts are subject to a number of risks and uncertainties, and actual results may differ materially. Such factors include but are not limited to: general economic conditions, significant fluctuations in interest rates that could reduce net interest margin; difficulties in executing integration plans; regulatory environment; reduction of fee income from existing products due to market conditions; and the amount of growth in the company’s general and administrative expenses. Consequently, these cautionary statements qualify all forward-looking statements made herein. Please refer to VFGI’s filings with the Securities and Exchange Commission for additional information, which may be accessed at www.vfgi.net.

QUARTERLY PERFORMANCE SUMMARY

Virginia Financial Group, Inc. (NASDAQ: VFGI)

(Dollars in thousands, except per share data)

	For the Three Months Ended		Percent Increase (Decrease)
	3/31/2003	3/31/2002
INCOME STATEMENT
Interest income—taxable equivalent	15,860	16,546	(4.15)%
Interest expense	4,991	6,179	(19.23)%
Net interest income—taxable equivalent	10,869	10,367	4.84%
Less: taxable equivalent adjustment	588	528	11.36%
Net interest income	10,281	9,839	4.49%
Provision for loan and lease losses	323	401	(19.45)%
Net interest income after provision for loan and lease losses	9,958	9,438	5.51%
Noninterest income	3,659	2,861	27.89%
Noninterest expense	9,150	8,033	13.91%
Provision for income taxes	1,173	1,104	6.25%
Net income	3,294	3,162	4.17%

PER SHARE DATA
Basic earnings	$0.46	$0.43	6.98%
Diluted earnings	$0.46	$0.43	6.98%

Shares outstanding	7,161,234	7,287,853
Weighted average shares—
Basic	7,168,741	7,286,723
Diluted	7,202,137	7,307,658

Shares repurchased	16,407	—
Average price of shares repurchased	$27.41	$—

Dividends paid on common shares	$0.18	$0.18

PERFORMANCE RATIOS
Return on average assets	1.20%	1.24%	(3.23)%
Return on average equity	11.62%	11.88%	(2.19)%
Return on average realized equity (A)	12.35%	12.19%	1.31%
Net yield on earning assets (taxable equivalent)	4.27%	4.32%	(1.16)%
Efficiency (taxable equivalent) (B)	62.89%	60.34%	4.23%

ASSET QUALITY
Allowance for loan losses
Beginning of period	9,180	8,266
Provision for loan losses	322	401
Charge offs	(175)	(276)
Recoveries	40	54
End of period	9,367	8,445

Allowance as a percent of total loans	1.31%	1.27%

Nonaccrual loans	1,085	2,748
Other real estate owned	895	247
Total nonperforming assets	1,980	2,995

Nonperforming assets to loans and other real estate owned	0.28%	0.45%

NOTES: Applicable ratios are annualized

(A)	Excludes the effect on average shareholders' equity of unrealized gains (losses) that result from changes in market values of securities and other comprehensive pension expense.
(B)	Excludes foreclosed property expense and non-recurring items for all periods.

QUARTERLY PERFORMANCE SUMMARY

Virginia Financial Group, Inc. (NASDAQ: VFGI)

(Dollars in thousands, except per share data)

	For the Three Months Ended		Percent Increase (Decrease)
	3/31/2003	3/31/2002
SELECTED BALANCE SHEET DATA
End of period balances

Securities available for sale	308,580	260,488	18.46%
Securities held to maturity	7,053	10,289	(31.45)%

Total securities	315,633	270,777	16.57%

Real estate—construction	60,243	54,097	11.36%
Real estate—1 to 4 family	234,429	251,982	(6.97)%
Real estate—commercial and multifamily	306,510	224,358	36.62%
Commercial and agricultural	66,363	80,068	(17.12)%
Consumer loans	51,109	57,363	(10.90)%
Other loans	12,211	7,710	58.38%
Total loans	730,865	675,578	8.18%

Allowance for loan losses	(9,367)	(8,445)	10.92%

Other earning assets	22,949	37,470	(38.75)%

Total earning assets	1,069,447	983,825	8.70%

Total assets	1,135,793	1,051,288	8.04%

Non-interest bearing deposits	181,807	151,430	20.06%
Money market & interest checking	286,395	240,404	19.13%
Savings	109,210	100,955	8.18%
CD's and other time deposits	402,800	411,817	(2.19)%
Total deposits	980,212	904,606	8.36%

Short-term borrowed funds	21,938	19,506	12.47%
Long-term debt	9,140	12,200	(25.08)%

Total interest-bearing liabilities	829,483	784,882

Total shareholders' equity	115,566	108,167	6.84%

Average balances

Securities, at amortized cost	283,419	262,952	7.78%

Loans	716,687	668,167	7.26%

Other earning assets	27,913	37,096	(24.75)%

Total earning assets	1,028,019	968,215	6.18%

Total assets	1,110,692	1,035,892	7.22%

Non-interest bearing deposits	165,454	140,964	17.37%
Money market & interest checking	280,316	241,018	16.31%
Savings	106,919	97,867	9.25%
CD's and other time deposits	403,036	411,492	(2.05)%
Total deposits	955,725	891,341	7.22%

Short-term borrowed funds	23,053	19,899	15.85%
Long-term debt	9,140	12,428	(26.46)%

Total interest-bearing liabilities	822,464	782,704	5.08%

Total shareholders' equity	115,058	107,969	6.57%

NOTES: All items referring to loans include loans held for sale and are net of unearned income.

QUARTERLY PERFORMANCE SUMMARY

Virginia Financial Group, Inc. (NASDAQ: VFGI)

(Dollars in thousands)

	For the Three Months Ended
	3/31/2003	3/31/2002
Interest Income
Interest and fees on loans	12,208	12,685
Interest on deposits in other banks	2	2
Interest on investment securities:
Taxable	114	162
Interest and dividends on securities available for sale:
Taxable	1,920	2,095
Nontaxable	894	858
Dividends	55	72
Interest income on federal funds sold	79	144
Total Interest Income	15,272	16,018

Interest Expense
Interest on deposits	4,750	5,883
Interest on Federal Home Loan Bank advances	192	203
Interest on federal funds repurchased and securities sold
under agreements to repurchase	48	90
Interest on other short-term borrowings	1	3
Total Interest Expense	4,991	6,179

Net Interest Income	10,281	9,839
Provision for loan losses	323	401
Net Interest Income after Provision for Loan Losses	9,958	9,438

Other Income
Service charges on deposit accounts	1,248	750
Commissions and fees from fiduciary activities	779	851
Investment fee income	233	153
Other operating income	312	381
Gains (losses) on securities available for sale	24	(6)
Gains (losses) on other real estate owned	—	46
Fees on mortgage loans sold	1,063	686
Total Other Income	3,659	2,861

Other Expense
Compensation and employee benefits	5,258	4,716
Net occupancy expense	570	484
Supplies and equipment	948	728
Computer services	341	417
Professional fees	212	113
Other operating expenses	1,821	1,575
Total Other Expense	9,150	8,033

Income Before Income Tax Expense	4,467	4,266
Income tax expense	1,173	1,104
Net Income	3,294	3,162

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